UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)             February 28, 2014

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park 271 Mill Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 28, 2014, Datawatch Corporation (“Datawatch”) paid off and discharged in full its outstanding indebtedness obligations in the aggregate amount of $2,577,528.90 under its credit facility with Silicon Valley Bank (“SVB”) pursuant to the Loan and Security Agreement entered into with SVB as of March 30, 2012 (as amended, the “SVB Agreement”). As of the payoff date, all commitments by SVB to make credit extensions and all security interests and other liens granted to SVB under the SVB Agreement were terminated.

On March 4, 2014, Datawatch paid off and discharged in full its outstanding indebtedness obligations in the aggregate amount of $2,081,333.32, including a prepayment fee of $80,000, under its credit facility with Massachusetts Capital Resource Company (“MCRC”) pursuant to the Note and Warrant Purchase Agreement entered into with MCRC as of March 30, 2012 (as amended, the “MCRC Agreement”).

Warrants for 185,000 shares of Datawatch common stock issued to MCRC pursuant to the MCRC Agreement (the “Warrants”) will remain outstanding until the earlier of their exercise at a purchase price per share of $11.54 or February 28, 2019. Datawatch will incur a non-cash charge in its fiscal quarter ending March 31, 2014 of approximately $821,000 for the unamortized debt discount relating to the Warrants at the time of the payoff under the MCRC Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

By:	/s/ James Eliason
Name: Title:	James Eliason Chief Financial Officer

Date: March 5, 2014